Exhibit 99.1

iBio, Inc. Enters into Common Stock Purchase Agreement for Up to $16.0 Million with Lincoln Park Capital

Receives Initial Investment of $1.0 Million

New York, NY, July 24, 2017– iBio, Inc. (NYSE MKT: IBIO) (“iBio”), a leader in developing plant-based biopharmaceuticals, announced today that it has entered into a $16 million common stock purchase agreement with Lincoln Park Capital Fund, LLC (“LPC”), a Chicago-based institutional investor. Upon execution of the agreement, LPC initially purchased $1.0 million worth of common stock at $0.40 per share. After the SEC declares a registration statement effective relating to the transaction, iBio will have the right and the sole discretion to sell to LPC up to an additional $15.0 million worth of shares over a 36-month period subject to certain limitations. iBio will control the timing and amount of any future investment and LPC will be obligated to make purchases in accordance with the agreement. Proceeds from the Agreement will be used for operations, marketing, and to advance development of iBio’s product candidates and product collaborations.

There are no upper limits to the price LPC may pay to purchase common stock from iBio and the purchase price of the shares will be based on the prevailing market prices of iBio’s shares at the time of each sale to LPC. LPC has agreed not to cause or engage in any manner whatsoever, any direct or indirect short selling or hedging of iBio’s shares of common stock.  No warrants, derivatives, or other share classes are associated with this agreement. In consideration for entering into the agreement, iBio has issued shares of common stock to LPC as a commitment fee. The agreement may be terminated by iBio at any time, at its sole discretion, without any additional cost or penalty.

“This agreement with Lincoln Park will enable us to access capital if and when we wish (subject to customary conditions), to use possibly for our own product development activities or for collaborative participations in products being developed for clients of our contract development and manufacturing organization (CDMO) subsidiary,” commented Robert Kay, Chairman and CEO of iBio. “Our CDMO is fully operational for product development from feasibility through full-scale manufacturing based on our proprietary plant-based technology. As such, we believe this capability for opportunistic equity collaboration can accelerate business growth for the CDMO and provide upside participation for us in selected third-party products.”

A more detailed description of the agreement is set forth in iBio’s Current Report on Form 8-K to be filed with the SEC.

This press release does not constitute an offer to sell or a solicitation of an offer to buy the securities in this offering, nor there be any sale of these securities in any jurisdiction in which such offer solicitation or sale are unlawful prior to registration or qualification under securities laws of any such jurisdiction.

About iBio, Inc.

iBio, a leader in developing plant-based biopharmaceuticals, provides a range of product and process development, analytical, and manufacturing services at the large-scale development and manufacturing facility of its subsidiary iBio CDMO LLC in Bryan, Texas. iBio applies its technology for the benefit of its clients and the advancement of its own product interests. The Company's pipeline is comprised of proprietary candidates for the treatment of a range of fibrotic diseases including idiopathic pulmonary fibrosis, systemic sclerosis, and scleroderma. IBIO-CFB03, based on the Company's proprietary gene expression technology, is the Company's lead therapeutic candidate being advanced for IND development.

Further information is available at: WWW.IBIOINC.COM

About Lincoln Park Capital Fund, LLC

LPC is an institutional investor headquartered in Chicago, Illinois which manages a portfolio of investments in public and private entities. These investments are in a wide range of companies and industries emphasizing life sciences, specialty financing, cleantech, energy, real estate and technology. LPC’s investments range from multiyear financial commitments to fund growth to special situation financings to long-term strategic capital offering companies certainty, flexibility and consistency. For more information, visit www.lpcfunds.com.

FORWARD-LOOKING STATEMENTS

STATEMENTS INCLUDED IN THIS NEWS RELEASE RELATED TO IBIO, INC. MAY CONSTITUTE FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. SUCH STATEMENTS INVOLVE A NUMBER OF RISKS AND UNCERTAINTIES SUCH AS COMPETITIVE FACTORS, TECHNOLOGICAL DEVELOPMENT, MARKET DEMAND, AND THE COMPANY'S ABILITY TO OBTAIN NEW CONTRACTS AND ACCURATELY ESTIMATE NET REVENUES DUE TO VARIABILITY IN SIZE, SCOPE AND DURATION OF PROJECTS. FURTHER INFORMATION ON POTENTIAL RISK FACTORS THAT COULD AFFECT THE COMPANY'S FINANCIAL RESULTS CAN BE FOUND IN THE COMPANY'S REPORTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.

Contact:
Stephanie Carrington
ICR, Inc.
STEPHANIE.CARRINGTON@ICRINC.COM
646-277-1282